PROSPECTUS
                                4,359,603 SHARES

                                ZITEL CORPORATION

                               -------------------

                                  COMMON STOCK
                               -------------------

         The Selling Securityholders identified in this Prospectus are selling up to 4,359,603 shares of our Common Stock which may be acquired by them upon conversion of all 3% Convertible Subordinated Debentures and Common Stock Purchase Warrants. These shares may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock is currently traded on the Nasdaq National Market under the symbol "ZITL." On March 15, 1999, the last reported sales price of a share of Zitel common stock on the Nasdaq National Market was $2.875 per share.

                               -------------------

            INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A
                 HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE
                              3 OF THIS PROSPECTUS.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is March 15, 1999.

         THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

(1) The Annual Report on Form 10-K for the fiscal year ended September 30, 1998, including all matters incorporated by reference therein;

(2)  The Current Report on Form 8-K filed October 6, 1998;

(3) The Proxy Statement filed on January 27, 1999, including all matters incorporated by reference therein;

(4) The Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998, including all matters incorporated by reference therein;

(5)  The Current Report on Form 8-K filed December 31, 1998;

(6)  The Current Report on Form 8-K filed February 16, 1999; and

(7)  The Quarterly report on Form 10QA filed February 16, 1999.

                     ---------------------------------------

                                   THE COMPANY

         Zitel Corporation was incorporated in California in 1979. Our executive offices are located at 47211 Bayside Parkway, Fremont, California 94538-6517, and our telephone number is (510) 440-9600.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the Selling Securityholders.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The Company's 3% Convertible Subordinated Debentures prohibit the payment of dividends.

                                  RISK FACTORS

         AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. THE RISK FACTORS SET FORTH IN THE COMPANY'S REPORTS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

                           THE DEBENTURES AND WARRANTS

         On February 3, 1999 we sold to the Selling Securityholders $5,000,000 of 3% Convertible Subordinated Debentures due February 1, 2000 and Common Stock Purchase Warrants to acquire 75,000 shares of our Common Stock. The initial conversion price of the Debentures is $2.593125. We will adjust the conversion price in the event that the conditions in both a. and b. are met:

a. the lesser of (1) the average of the closing bid prices of the Common Stock for the twenty consecutive trading days prior to but excluding the forty-five calendar day anniversary of the effective date of the Registration Statement of which this Prospectus is a part (such forty-five calendar days to be extended one day for each day, if any, during that period on which there is not effective registration), and (2) the average of the closing bid prices of the Common Stock for the twenty consecutive trading days prior to but excluding April 4, 1999, is less than $2.88125; and

b. 90% of the lesser of a(1) and a(2) above is lower than the conversion price

In such event, the adjusted conversion price would be 90% of the lesser of
(1) and (2) above.

The exercise price of the Warrants is 130% of the conversion price, as it may be adjusted. It will initially be $3.3710625.

                                   THE COMPANY

BUSINESS

         We develop, market and support data management solutions in the form of software products for performance monitoring, analysis and modeling of computer systems. We provide solution services for the year 2000 century date conversion opportunity through product and service offerings including MatriDigm Corporation's MAP2000 factory conversion service. We have two business units:

         Our software products business unit is the combination of the Datametrics Systems Corporation and Palmer & Webb Systems companies, acquired in 1997, with the Company's performance & modeling software products. This business unit's product line is composed of a suite of software with data management, monitoring, analysis, modeling and control capabilities for mainframe computers, open systems servers and distributed network systems.

         Our solution services business unit provides Year 2000 conversion services, including project management, planning, analysis, code conversion, and testing. Our primary code conversion methodology is based on the MatriDigm MAP2000 process for Cobol. In addition, as a solution provider, we utilize other tools and processes to meet customer needs in different environments. We serve our Year 2000 customers both directly, with its own consulting staff, and through a teaming program where we may be the subcontractor or partner to other solution providers worldwide.

         We have made investments in MatriDigm Corporation, a private company formed to provide COBOL maintenance and re-engineering services. The Company's percentage ownership is now approximately 31%. Our investments in and loans to MatriDigm have been written off or fully reserved for financial reporting purposes.

                             SELLING SECURITYHOLDERS

         The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each Selling Securityholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Securityholder and the number of shares of Common Stock to be owned by each Selling Securityholder after completion of this offering. This information is based upon information provided by the Selling Securityholders. Because the Selling Securityholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of Shares thereof that will be held by the Selling Securityholders after such offering can be provided.

                                                SHARES BENEFICIALLY         SHARES BEING       SHARES BENEFICIALLY
        SELLING SECURITYHOLDER(1)           OWNED PRIOR TO OFFERING (1)       OFFERED       OWNED AFTER OFFERING (3)
        ----------------------              ------------------------          --------      ---------------------
Halifax Fund, L.P.                                 1,089,902 (2)            1,089,902 (2)               0
Palladin Overseas Fund Limited                       523,152 (2)              523,152 (2)               0
Palladin Partners I, L.P.                            523,152 (2)              523,152 (2)               0
The Gleneagles Fund Company                          653,941 (2)              653,941 (2)               0
Palladin Securities, LLC                             523,152 (2)              523,152 (2)               0
Colonial Penn Life Insurance Company                 523,152 (2)              523,152 (2)               0
Lancer Securities Limited                            523,152 (2)              523,152 (2)               0

(1) None of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with the Company or any of its predecessors and affiliates.

(2) Assumes that all of the shares registered were allocated pro rata among the Selling Securityholders. Assuming no adjustments were made to the initial conversion price, 1,928,175 shares of Common Stock would be issuable upon exercise of the Warrants and conversion of the principal of (but not the accrued 3% interest on) the Debentures. Pursuant to the terms of the Debentures and the Warrants, the Debentures are convertible and the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted Debentures or unexercised Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with
         Section 13(d) of the Exchange Act. Accordingly the number of shares of Common Stock set forth in the table for the Selling Securityholders exceeds the number of shares of Common Stock that the Selling Securityholders could own beneficially at any given time through its ownership of the Debentures and Warrants. In that regard, beneficial ownership of the Selling Securityholders set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Assumes the sale of all Shares offered hereby. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this offering.

(4) The shares set forth in the table are managed directly or indirectly by The Palladin Group, L.P. ("Palladin") or an affiliate of Palladin. Palladin may be deemed to be the beneficial owner of these shares pursuant to Section 13(d) of the Exchange Act. Palladin disclaims any beneficial interest in these securities. None of the Selling Securityholders set forth in the table has any beneficial interest in the shares held by any other Selling Securityholder in such table.

                              PLAN OF DISTRIBUTION


         The shares may be sold from time to time by the Selling
Securityholders in one or more long or short transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Securityholders may offer their shares in one or more of the following transactions:

- On any national securities exchange or quotation service on which the Zitel common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;
-    In the over-the-counter market;
-    In private transactions;
-    Through options;
-    By pledge to secure debts or other obligations; or
-    A combination of any of the above transactions.

         The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. The Selling Securityholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on any resale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Zitel Corporation's common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders and any other person participating in a distribution will be subject to application provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of Zitel common stock by the Selling Securityholders or any such other person.

         We will make copies of this Prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this Prospectus to each purchaser or the shares prior to or at the time of any sale of the shares.

         The Selling Securityholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the shares by them. We will pay all costs and expenses associated with the registration of the shares. We estimate that our expenses in connection with this offering will be approximately $22,000.00.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco, California.

                                     EXPERTS


         The consolidated balance sheets as of September 30, 1998 and 1997 and the consolidated statements of operations, of shareholders' equity and of cash flows for each of the three years in the period ended September 30, 1998 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report by PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts on accounting and auditing.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                               -----------------

                                                           Page
                                                           ----
Where You Can Find More Information..........................2
Incorporation of Certain Documents by Reference..............2
The Company..................................................3
Use of Proceeds..............................................3
Dividend Policy..............................................3
Risk Factors.................................................3
The Debentures and Warrants..................................3
The Company..................................................4
Selling Securityholders......................................5
Plan of Distribution.........................................6
Legal Matters................................................7
Experts......................................................7


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                                4,359,603 SHARES




                                ZITEL CORPORATION



                                  COMMON STOCK





                                    --------
                                   PROSPECTUS
                                    --------




                                 MARCH 15, 1999



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